UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 28, 2016

EXPRESS SCRIPTS HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-35490	45-2884094
(State or Other Jurisdiction of Incorporation or Organization	(Commission File Number)	(I.R.S. Employer Identification No.)

One Express Way, St. Louis, MO		63121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: 314-996-0900

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 28, 2016, Express Scripts Holding Company (the “Company”) announced the receipt of a letter from the Internal Revenue Service which reported the conclusion of its examination with respect to the potential tax benefit related to the disposition of PolyMedica Corporation (Liberty), as discussed in the Company’s Form 10-Q filed with the Securities and Exchange Commission on October 25, 2016, for which no benefit has been recognized to date. Accordingly, the Company will recognize a net tax benefit of approximately $511 million during the three months ending December 31, 2016. The Company expects this tax benefit to increase its diluted EPS attributable to Express Scripts (as defined in the Company’s press release dated October 25, 2016 relating to, among other things, its fourth quarter and fiscal 2016 guidance (the “Guidance Press Release”)) by $0.80 — $0.81 for the three months and fiscal year ending December 31, 2016 above the guidance it announced in the Guidance Press Release. The Company’s guidance with respect to adjusted diluted earnings per share attributable to Express Scripts as announced in the Guidance Press Release remains unchanged.

The information contained in this Current Report on Form 8-K under Item 8.01 contains forward-looking statements, including, but not limited to, our 2016 guidance, the amount of tax benefits the Company expects to recognize and its impact on the Company’s results, and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2016. A copy of this document can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPRESS SCRIPTS HOLDING COMPANY

Date: October 28, 2016	By:	/s/ Martin P. Akins
Martin P. Akins Senior Vice President and General Counsel